EXHIBIT 10.1 SEVERANCE MATTERS

At the November 14, 2001 board of directors meeting, a resolution was adopted providing for severance payments equal to the current annual salaries for Victor F. Foti and Robyn B. Mabe in the event they are terminated following a merger or sale of the Company.